Exhibit 99.1

Contacts:

Brad W. Buss

CFO, EVP Finance & Administration

(408) 943-2754

Joseph L. McCarthy

VP Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports Third Quarter 2005 Results

SAN JOSE, Calif., October 20, 2005 — Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2005 third quarter was $227.1 million, up 3.0% from prior-quarter revenue of $220.5 million and up 3.4% from year-ago third-quarter revenue of $219.6 million.

Cypress posted a GAAP net loss of $5.9 million in the 2005 third quarter, or a diluted loss per share of $0.04. This compares with last quarter’s diluted loss per share of $0.12. Diluted earnings per share in the year-ago third quarter were $0.02 per share.

On an adjusted-GAAP basis—excluding the amortization of intangibles and other acquisition-related, restructuring and special charges and credits—the 2005 third quarter resulted in a net income of $3.8 million, or diluted earnings per share of $0.03. This compares with the prior quarter’s diluted loss per share of $0.01. Diluted earnings per share in the year-ago third quarter were $0.22.

Gross margin for the third quarter was 42.1%, up 0.8% from the previous quarter. Net inventory was $77.1 million, down 7.3%, or $6.1 million, from the previous quarter and is at the lowest level since the first half of 2004. Cash balances increased by $33.1 million to end the quarter at $272.7 million.

Cypress President and CEO T.J. Rodgers said, “Strong acceptance of our PSoC® family of mixed-signal arrays and overall strength in our Consumer and Computation Division drove the growth for the quarter and offset weakness in the Memory and Imaging and Data Communications Divisions. Our revenue growth was tempered by two, one-time manufacturing problems—lightning storms that shut down each of our wafer fabs for a day or more during the quarter and limited our ability to meet all end-customer demand in the quarter. We were forced to push $24 million of backlog into the fourth quarter. Both fab power outages were very rare events, given that we have both redundant power feeds and emergency power supplies in each of our wafer fabrication plants.”

Rodgers continued, “SunPower’s rapid ascent continued with 33% revenue growth and it broke even1,2 ahead of our internal plan. Additionally, Cypress has introduced many new products to the marketplace over the last year and we are seeing widespread acceptance for many of our proprietary solutions. Almost 60% of our revenue base is netting average gross margins of more than 56% and our new product development and design focus is aimed at increasing this share. We are pleased that we have returned to profitability and look for more progress in the fourth quarter.”

BUSINESS UNITS

Business Unit Summary Financials

Three Months Ended

October 2, 2005

	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL
REVENUE ($M)	$82.2	$37.1	$76.5	$21.9	$9.4	$227.1
REVENUE %	36.2	16.4	33.7	9.6	4.1	100.0
GROSS MARGIN %	51.0	63.2	25.4	18.1	71.9	42.1
ADJ-GAAP EPS[1]	$0.09	$0.02	($0.07)	$0.00	($0.01)	$0.03
GAAP EPS [2]						($0.04)

Three Months Ended July 3, 2005

	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL
REVENUE ($M)	$65.4	$44.1	$85.2	$16.5	$9.3	$220.5
REVENUE %	29.7	20.0	38.6	7.5	4.2	100.0
GROSS MARGIN %	50.9	63.3	26.5	1.8	75.0	41.3
ADJ-GAAP EPS[1]	$0.04	$0.04	($0.06)	($0.03)	$0.00	($0.01)
GAAP EPS[2]						($0.12)

[1]	Adjusted-GAAP EPS, shown here on a fully diluted basis, excludes the amortization of intangibles and other acquisition-related, restructuring and special charges and credits. Adjusted-GAAP EPS by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the company using the same weighted average share count as utilized for consolidated reporting purposes.

[2]	There is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS as management does not allocate GAAP reconciliation items to the segments. The most directly comparable GAAP measure is at the consolidated results level which is presented above.

[3]	CCD is the Consumer and Computation Division; DCD is the Data Communications Division; MID is the Memory and Imaging Division.

Consumer and Computation Division (CCD)

CCD revenue was $82.2 million in the third quarter, up 25.7% from the prior quarter. Revenue from the division accounted for a record 36.2% of the company’s third-quarter revenue; CCD is now our biggest division—and the most profitable. Revenue from the PSoC family of mixed-signal arrays increased significantly quarter-on-quarter driven by a major ramp in consumer applications, including MP3 players, set-top boxes and gaming, and continued proliferation in computation platforms with the major PC OEMs. All CCD business units grew revenue sequentially with PSoC, wired USB and WirelessUSB™ and clocks leading the way.

CCD expects to increase revenue in the fourth quarter due to holiday demand and increased PC clock market share.

CCD posted a gross margin of 51.0% in the third quarter, consistent with the prior quarter. The division contributed $0.092 per share to our adjusted-GAAP net income in the third quarter, compared with $0.042 the quarter before. CCD’s contributions to earnings per share are expected to improve in the fourth quarter.

Third-quarter highlights for the division include:

+ Cypress shipped the first production units of its Programmable System-on-Chip™ (PSoC) mixed-signal array from the company’s high-volume Fab 4 production facility in Bloomington, Minn. Cypress has second-sourced its PSoC products by bringing up Fab 4 in addition to Fab 2 in Round Rock, Texas, as a response to a quadrupling of PSoC demand over the past two quarters. PSoC devices are configurable mixed-signal arrays that enable designers to integrate multiple analog and digital functions and replace dozens of standard circuits with a single device, reducing board sizes and cutting system costs.

+ Sales of the first PSoC product qualified in Fab 4—the CY8C21x34, the smallest, most highly integrated PSoC device—have been particularly strong, driven by demand from the makers of handheld consumer devices. The CY8C21x34 forms the basis of Cypress’s CapSense™ technology, a capacitive touch sensing interface that replaces mechanical buttons and sliders in a variety of end products, from portable media players and cellular phones to white goods, PDAs and notebook touchpads. Fingertip-sensitive CapSense solutions are fast-becoming the solution of choice for media-control applications because of their clean design and the superior durability inherent in an interface with no moving parts or chassis penetration.

+ Cypress introduced KISSBind™ technology, capable of linking a 2.4 GHz wireless device with its host when users do no more than bring the devices into close proximity. Conventional solutions rely on manual binding of a wireless device to its host by requiring users to preconfigure devices. The KISSBind solution is a free firmware addition to Cypress’s WirelessUSB radio-system-on-a-chip. It is less expensive than competing proximity-linking solutions, which require an additional transceiver. WirelessUSB is a robust, 2.4 GHz wireless solution widely used to connect keyboards, mice, toys and video gaming systems.

+ Cypress unveiled TouchWake™, a touch-sensitive WirelessUSB feature that rouses a peripheral from sleep mode with the responsiveness of a wired peripheral. Competing wireless devices use motion sensors or switches for their wake-up functionality, adding cost and complexity to the design. The technology also extends the battery life of wireless peripherals by enabling them to enter an ultra-low-power sleep mode immediately after use.

+ Cypress shipped five million units in five months of EZ-USB® LP controllers—its new family of low-power, high-speed devices. Demand has been driven by the rapid adoption of the technology in mobile devices such as cell phones, portable media players and thumb drives. EZ-USB LP devices enable peripherals to operate from the power of the USB bus, and feature dynamic and standby power consumption nearly 50 percent lower than competitive devices. The chips are built on Cypress’s proprietary, low-cost 0.13-micron C8™ process technology.

+ Cypress introduced EZ-USB NX2LP-Flex™, the industry’s first firmware-programmable high-speed USB 2.0 NAND flash controller. Operating at 43 milliamps in active mode, the new, low-power controller brings embedded multimedia data storage to a variety of consumer electronics devices, including PCTV cards, GPS receivers and wireless presentation tools. EZ-USB NX2LP-Flex facilitates new functionality for thumb drives, such as fingerprint sensors and video-over-USB. It includes a high-performance 8-bit NAND controller with an enhanced 8051 core and General Programmable Interface (GPI).

+ Cypress introduced a high-speed USB reference design kit to aid in the development of portable devices compatible with Microsoft’s® Media Transfer Protocol (MTP). MTP enables the secure, seamless transfer of music, movies, and photos protected by Digital Rights Management technology. The kit combines Cypress’s high-performance EZ-USB FX2 LP™ controller with Texas Instruments’s TMS320DA255 DSP-based Raga reference design.

Data Communications Division (DCD)

DCD revenue was $37.1 million in the third quarter, down 15.9% from the prior quarter. Revenue from the division accounted for 16.4% of the company’s third-quarter revenue. The decrease was caused primarily by declines in the CPLD product line, whose products are in an end-of-life cycle, and by specialty memories, which retreated after posting robust growth in the second quarter. DCD revenue is expected to be down in the fourth quarter due to customer buying patterns and continued CPLD declines.

DCD posted a gross margin of 63.2% in the third quarter, consistent with the prior quarter. The division contributed $0.022 per share to our adjusted-GAAP net income in the third quarter, compared with $0.042 in the second quarter. DCD’s contributions to earnings per share are expected to decrease slightly in the fourth quarter.

Third-quarter highlights for the division include:

+ Cypress launched two new video cable equalizers for the professional video market capable of driving HDTV signals significantly farther than competitive devices, reducing the need for costly repeater circuits in the signal path. The equalizers combine with Cypress’s HOTLink-On-Demand™ family of high-speed video SERDES to offer a complete port solution for professional video equipment designs. The CYV15G0102 delivers standard-definition signals more than 400 meters and HDTV signals over 200 meters. This compares with the typical standards of 300 meters for SD signals and 100 meters for HD, respectively.

+ Cypress introduced the industry’s first broadcast video link protection switch that provides cost-effective redundancy throughout a video network. Designed for use with Cypress’s HOTLink-On-Demand video SERDES family, the YLink™ SMPTE Digital Video Protection Switch offers an easy-to-implement, economical way to guarantee signal integrity and uninterrupted service for live broadcast video systems, instantaneously switching a video signal to an alternate link when a preset error condition occurs. Prior to YLink, the only way to provide redundancy was to implement multiple linecards or duplicate systems, leading to long switchover times and visible video disruptions.

Memory and Imaging Division (MID)

MID revenue was $76.5 million in the third quarter, down 10.2% from the prior quarter. Revenue from the division accounted for 33.7% of the company’s third-quarter revenue. After growing 15% in the second quarter, revenue decreased in the synchronous SRAM and image sensor product lines in Q3. MID revenue is expected to decrease slightly in the fourth quarter.

MID posted a gross margin of 25.4% in the third quarter, compared with 26.5% in the second quarter. The division accounted for an adjusted-GAAP net loss of $0.072 per share in the third quarter, compared with a net loss per share of $0.062 the quarter before. MID’s loss per share is expected to be reduced in the fourth quarter.

Third-quarter highlights for the division include:

+ Cypress expanded its portfolio of image sensors, introducing a suite of 1.3-megapixel imaging solutions in a  1/4-inch optical format. The new sensors are designed to replace existing  1/4-inch VGA (640 x 480 pixels) image sensors and VGA system-on-a-chip sensors in camera phones.

+ Cypress sampled 300-MHz versions of its 36-Mbit and 72-Mbit Quad Data Rate™ QDR-II™ and DDR-II SRAMs to leading networking manufacturers. The speed improvement from 250 MHz to 300 MHz is a critical performance milestone for networking vendors. QDR-II and DDR-II SRAMs are the highest performance industry-standard SRAMs on the market and the solution of choice for many datacom equipment manufacturers. They are manufactured on Cypress’s 90-nm RAM9™ technology.

SunPower Corporation

Revenue from SunPower Corp., Cypress’s silicon solar power subsidiary, was $21.9 million in the third quarter, up 33% from the prior quarter, driven by increased production from Line 1 (25 megawatts) in the Philippines and the continued strong global solar market. SunPower revenue amounted to 9.6% of Cypress’s third-quarter revenue.

SunPower posted a gross margin of 18.1% in the third quarter, up significantly from the second quarter, resulting from improved leveraging of fixed costs and better production yields. SunPower broke even1,2 in the third quarter, ahead of our internal plan.

Third-quarter highlights include:

+ SunPower has appointed three new, independent members to its board of directors: Pat Wood III, Betsy S. Atkins and W. Steve Albrecht. Pat Wood III was most recently the chairman of the Federal Energy Regulatory Commission (FERC), the independent regulator of the nation’s interstate pipeline and wholesale electric power industries. Betsy S. Atkins has served as chief executive officer of Baja Ventures since 1994. She was a co-founder of Ascend Communications in 1989, and currently is a member of the British Telecom Advisory Board, the Nasdaq Nominating Committee and the Council on Foreign Relations. Albrecht is the associate dean of the Marriott School of Management and Andersen Alumni Professor at Brigham Young University (BYU). He also serves on the board of directors of Red Hat, Inc., Sky West Inc., ICON Health and Fitness, and Cypress Semiconductor Corp.

+ In August, SunPower filed a registration statement with the Securities and Exchange Commission related to the proposed IPO of shares of its common stock. The press release is available online at http://www.cypress.com/sunpower-s1.

Cypress Subsidiaries

Revenue from subsidiaries other than SunPower was $9.4 million in the third quarter, up 1.1% from the prior quarter, in line with our expectation of modest growth. Revenue from Cypress’s Silicon Valley Technology Center (SVTC) unit remained flat quarter-on-quarter while Silicon Light Machines (SLM) revenue was up, driven by nonrecurring engineering contracts and royalties. We expect revenue from Cypress’s subsidiaries to increase slightly next quarter.

The gross margin for our subsidiaries was 71.9% in the third quarter, compared with 75.0% in the second quarter. Subsidiary businesses reported a net loss of $0.012 on an adjusted-GAAP basis in the third quarter, compared with a break-even2 second quarter. Subsidiary contributions to earnings per share are expected to increase in the fourth quarter.

Other Developments

+ Cypress hired Brad W. Buss as executive vice president of finance and administration and chief financial officer. Buss joined Cypress from Altera Corp., where he was vice president of finance with responsibility for global business unit finance, channel finance, and financial planning and analysis, and played a leadership role in the company’s Sarbanes-Oxley and corporate governance efforts. He previously held senior financial management positions at Wyle Electronics and Zaffire Inc., a private optical networking company.

+ Cypress shipped its 200 millionth lead-free component compliant with the European Union’s directive on the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (RoHS). Customer demand for RoHS-compliant, high-quality, nickel-palladium-gold (NiPdAu) packaging as an alternative to industry-standard tin-lead (SnPb) materials remains strong. Cypress has been shipping lead-free components since 2003 and is now offering lead-free packaging for all new integrated circuits.

+ Cypress inaugurated a regional design center in Shanghai—its first in China. The new center complements Cypress’s two design centers in India, expanding support for the company’s Asia-Pacific customer base, which contributes approximately 45% of its revenue. Cypress’s Shanghai center will focus initially on USB and PSoC designs.

+ Cypress celebrated its 10th anniversary in India. The company currently operates design centers in Hyderabad and Bangalore, employing more than 200 workers. Cypress’s India design teams have earned more than 40 U.S. patents and have played an important role in the design of Cypress products, including PSoC, USB and spread-spectrum clock generators.

Conclusion

Rodgers concluded, “We are pleased with our return to profitability in the third quarter. Based on accelerating demand for proprietary Cypress products—including PSoC, WirelessUSB and our high-performance QDR SRAMs—we expect gains in both revenue and profit in the fourth quarter.”

About Cypress

Cypress solutions are at the heart of any system that is built to perform: consumer, computation, data communications, automotive, industrial, and solar power. Leveraging a strong commitment to customer service and performance-based process and manufacturing expertise, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, network search engines, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions, and reconfigurable mixed-signal arrays. Cypress stock is traded on the New York Stock Exchange under the ticker symbol CY. More information about the company is available online at www.cypress.com.

Statements herein that are not historical facts and that refer to Cypress and its subsidiaries’ plans and expectations for the fourth quarter of 2005 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements are based on our current expectations as of the date of the release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the business and economic conditions and growth trends in the semiconductor and solar power industries, the state of the global economy, our ability to roll-out new products, the rate of customer acceptance of Cypress and it’s subsidiaries’ products, our ability to increase factory utilization, our ability to manage the consequences of natural events such as storms, hurricanes or other extreme weather events, the financial and operational performance of our subsidiaries and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify forward-looking statements that include, but are not limited to, statements related to prices, growth, supply, shipments, new products, profit and revenue.

To supplement the consolidated financial results prepared under GAAP, Cypress uses adjusted-GAAP measures which are adjusted from the most directly comparable GAAP results to exclude items related to acquisitions, including amortization of intangibles, in-process research and development and stock-based compensation, employee loan reserves, off-balance sheet lease guarantee impairment, restructuring, impairment on investments, gains or losses on investments and other non-recurring costs. Management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company as they result from corporate transactions outside the ordinary course of business. Management uses these adjusted-GAAP measures internally to make strategic decisions, forecast future results and evaluate the Company’s current performance. Most analysts covering Cypress use the adjusted-GAAP measures as well. Given management’s use of these adjusted-GAAP measures, Cypress believes these measures are important to investors in understanding the Company’s current and future operating results as seen through the eyes of management. In addition, management believes these adjusted-GAAP measures are useful to investors in enabling them to better assess changes in Cypress’ core business across different time periods. These adjusted-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted-GAAP measures used by other companies.

Cypress, PSoC, and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip, WirelessUSB, CapSense, HOTLink, EZ-USB, EZ-USB FX2LP, KISSBind, EZ-USB NX2LP-Flex, TouchWake, C8, YLink and enCoRe are trademarks of Cypress Semiconductor Corporation.

SunPower is a registered trademark of SunPower Corporation.

Microsoft is a registered trademark of Microsoft Corporation.

All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	Oct 02, 2005	Jan 02, 2005
ASSETS

Cash, cash equivalents, and investments *	$272,696	$307,640
Accounts receivable, net	137,831	107,288
Inventories	77,053	99,709
Property and equipment, net	443,582	444,651
Goodwill and other intangible assets	454,844	447,003
Other assets	167,238	166,703

Total assets	$1,553,244	$1,572,994

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$163,361	$179,282
Deferred income	28,462	33,426
Convertible subordinated notes	599,997	599,998
Income tax liabilities	73,958	71,992
Other liabilities	51,454	27,938

Total liabilities	917,232	912,636

Stockholders’ equity **	636,012	660,358

Total liabilities and stockholders’ equity	$1,553,244	$1,572,994

*	Cash, cash equivalents, and investments includes restricted amounts totaling $62.9 million and $62.7 million as of October 02, 2005 and January 02, 2005, respectively.
**	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 135,361 and 128,493 shares outstanding as of October 02, 2005 and January 02, 2005, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(On a GAAP basis)

(In thousands, except per share data)

	THREE MONTHS ENDED (Unaudited)			NINE MONTHS ENDED (Unaudited)
	Oct 02 2005	Sep 26 2004	Jul 03 2005	Oct 02 2005	Sep 26 2004
Revenues	$227,112	$219,595	$220,506	$647,922	$738,257

Costs of revenues	131,673	112,401	129,556	387,878	360,616

Gross margin	95,439	107,194	90,950	260,044	377,641

Operating expenses:
Research and development	56,068	64,764	57,043	171,151	194,719
Selling, general and administrative	40,045	37,239	36,791	115,245	104,758
Amortization of intangibles	6,504	9,739	7,113	22,017	29,537
In-process research and development charge	—	15,600	—	12,300	15,600
Restructuring costs (credits)	713	(326)	4,986	28,407	(407)

Total operating costs	103,330	127,016	105,933	349,120	344,207

Operating income (loss)	(7,891)	(19,822)	(14,983)	(89,076)	33,434

Net interest income (expense) and other	1,853	(2,470)	(792)	(1,221)	(3,897)

Income (loss) before income tax	(6,038)	(22,292)	(15,775)	(90,297)	29,537

Income tax benefit	92	26,628	521	302	23,259

Net income (loss)	$(5,946)	$4,336	$(15,254)	$(89,995)	$52,796

Basic net income (loss) per share	$(0.04)	$0.03	$(0.12)	$(0.68)	$0.43
Diluted net income (loss) per share	$(0.04)	$0.02	$(0.12)	$(0.68)	$0.33

Shares used in calculation:
Basic	134,175	125,172	132,081	132,254	123,652
Diluted	134,175	130,961	132,081	132,254	167,788

Reconciliation of GAAP net income (loss) to adjusted-GAAP net income (loss):

GAAP net income (loss)	$(5,946)	$4,336	$(15,254)	$(89,995)	$52,796
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	101	29	139	359	80
Restructuring costs (credits)	713	(326)	4,986	28,407	(407)
Amortization of intangibles	6,504	9,739	7,113	22,017	29,537
In-process research and development charge	—	15,600	—	12,300	15,600
Acquisition and stock compensation expenses	2,612	2,180	1,838	3,539	7,831
Synthetic lease - guarantee accrual	304	—	304	912	—
Employee loan reserve	—	—	—	—	(7,752)
Damages claim settlement	—	—	—	—	2,000
Impairments and other	—	1,344	276	697	683
Tax effects on adjusted-GAAP adjustments	(440)	1,163	(1,211)	(1,340)	990

Adjusted-GAAP net income (loss)	$3,848	$34,065	$(1,809)	$(23,104)	$101,358

Adjusted-GAAP basic net income (loss) per share	$0.03	$0.27	$(0.01)	$(0.17)	$0.82
Adjusted-GAAP diluted net income (loss) per share	$0.03	$0.22	$(0.01)	$(0.17)	$0.64

Shares used in calculation:
Basic	134,175	125,172	132,081	132,254	123,652
Diluted	142,403	164,064	132,081	132,254	167,788

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP NET INCOME (LOSS) PER SHARE TO ADJUSTED-GAAP

NET INCOME (LOSS) PER SHARE

(In thousands, except per share data)

	THREE MONTHS ENDED (Unaudited)			NINE MONTHS ENDED (Unaudited)
	Oct 02 2005	Sep 26 2004	Jul 03 2005	Oct 02 2005	Sep 26 2004
Basic:

GAAP net income (loss) per share	$(0.04)	$0.03	$(0.12)	$(0.68)	$0.43
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	—	—	—	—	—
Restructuring costs	0.01	—	0.04	0.21	—
Amortization of intangibles	0.05	0.08	0.06	0.17	0.24
In-process research and development charge	—	0.12	—	0.09	0.12
Acquisition and stock compensation expenses	0.02	0.02	0.02	0.03	0.06
Synthetic lease - guarantee accrual	—	—	—	0.01	—
Employee loan reserve	—	—	—	—	(0.06)
Damages claim settlement	—	—	—	—	0.01
Impairments and other	—	0.01	—	0.01	0.01
Tax effects on adjusted-GAAP adjustments	(0.01)	0.01	(0.01)	(0.01)	0.01

Adjusted-GAAP net income (loss) per share	$0.03	$0.27	$(0.01)	$(0.17)	$0.82

Diluted:

GAAP net income (loss) per share	$(0.04)	$0.02	$(0.12)	$(0.68)	$0.33
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	—	—	—	—	—
Restructuring costs	0.01	—	0.04	0.21	—
Amortization of intangibles	0.05	0.07	0.06	0.17	0.18
In-process research and development charge	—	0.12	—	0.09	0.10
Acquisition and stock compensation expenses	0.02	0.02	0.02	0.03	0.05
Synthetic lease - guarantee accrual	—	—	—	0.01	—
Employee loan reserve	—	—	—	—	(0.05)
Damages claim settlement	—	—	—	—	0.01
Impairments and other	—	0.01	—	0.01	0.01
Tax effects on adjusted-GAAP adjustments	(0.01)	0.01	(0.01)	(0.01)	0.01
Difference in shares count between diluted GAAP and diluted adjusted-GAAP	—	(0.03)	—	—	—

Adjusted-GAAP net income (loss) per share	$0.03	$0.22	$(0.01)	$(0.17)	$0.64

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL SEGMENT INFORMATION

(In thousands, except per share and percentage data)

	Three Months Ended October 2, 2005
	CCD	DCD	MID	SunPower	Other	Total
	(Unaudited)
Revenues	$82,244	$37,139	$76,478	$21,882	$9,369	$227,112
Gross margin %	51.0%	63.2%	25.4%	18.1%	71.9%	42.1%
Adjusted-GAAP net income (loss)	$12,533	$2,356	$(10,324)	$133	$(850)	$3,848
Adjusted-GAAP basic EPS Contribution (1)	$0.10	$0.02	$(0.08)	$0.00	$(0.01)	$0.03
Adjusted-GAAP diluted EPS Contribution (1)	$0.09	$0.02	$(0.07)	$0.00	$(0.01)	$0.03

Reconciliation of adjusted-GAAP EPS to GAAP EPS:

Basic:

Adjusted-GAAP net income per share						$0.03
Reconciling items: (2)
Restructuring costs						(0.01)
Amortization of intangibles						(0.05)
Acquisition and stock compensation expenses						(0.02)
Tax effects on adjusted-GAAP adjustments						0.01

GAAP net loss per share						$(0.04)

Diluted:

Adjusted-GAAP net income per share						$0.03
Reconciling items: (2)
Restructuring costs						(0.01)
Amortization of intangibles						(0.05)
Acquisition and stock compensation expenses						(0.02)
Tax effects on adjusted-GAAP adjustments						0.01

GAAP net loss per share						$(0.04)

(1)	Adjusted-GAAP EPS by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the company utilizing the same weighted average share count as utilized for consolidated reporting purposes.
(2)	The Company does not allocate GAAP reconciling items to the segments. Management uses the adjusted-GAAP measures internally for strategic decision making, forecasting future results and evaluating the Company’s current performance. These adjusted-GAAP measures exclude the GAAP items listed within the reconciling section and are not allocated to the segments as management does not evaluate the company including these GAAP measures. In addition, the adjusted-GAAP EPS by segment is calculated utilizing the consolidated weighted average share count used for consolidated adjusted-GAAP EPS - see (1) above. As such there is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS and one is not presented. The most directly comparable GAAP measure is at the consolidated results level which is presented above.